CONTACTS:
Martin G. Klein	Stanley Wunderlich
Chairman, CEO	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 337-8089
E-mail: mklein@electroenergyinc.com	E-mail: CFSG1@aol.com
www.electroenergyinc.com

FOR IMMEDIATE RELEASE

ELECTRO ENERGY INC. ANNOUNCES APPOINTMENT OF

NEW PRESIDENT AND CHIEF OPERATING OFFICER

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Michael E. Reed, Brings 35 Years of Battery Manufacturing and Management Experience to EEEI

DANBURY, Conn., April 28, 2005 - Electro Energy Inc. (NasdaqSC: EEEI), a developer and manufacturer of advanced rechargeable batteries, announced today that it has selected Michael E. Reed as the Company's new President and Chief Operating Officer.

For 35 years, Mr. Reed has served in key positions in a succession of battery companies including Delco Remy, General Battery, Exide Corporation, Johnson Controls and, most recently, EaglePicher Horizon Batteries LLC. His experience has encompassed manufacturing, engineering, quality assurance, manufacturing operations and management, and includes foreign operating experience in South America and China.

As Chief Operating Officer of EaglePicher Horizon, Mr. Reed directed technology transfer to a Chinese licensee and contract manufacturer in Beijing, China. At Johnson Controls, he served as General Manager, leading that company's expansion into Brazil, Argentina, Colombia and Venezuela. He began his career at the Delco Remy Division of General Motors Corporation, followed by 12 years of increasing managerial responsibilities at General Battery and Exide Corporation, a Fortune 500 industrial and automotive battery manufacturer. Mr. Reed holds a Bachelor's degree in Chemical Engineering from Purdue University and a Masters degree in Business Administration from Indiana University.

Martin G. Klein, CEO of Electro Energy, said, "We are extremely pleased to bring Michael into the top management of Electro Energy. We have been impressed with his knowledge of the battery industry. We believe his broad experience will contribute to the growth of Electro Energy and our plans for developing our innovative bi-polar battery designs for multiple commercial applications."

Michael Reed said, "I'm very excited about the opportunities Electro Energy is now facing. As the Company ramps up to commercialize its innovative technologies, I look forward to leveraging my years of experience and diversified background to help EEEI secure a strong competitive position in the global marketplace."

About Electro Energy, Inc.

         Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. Electro Energy Inc. is developing high power lithium rechargeable batteries utilizing the Company's proprietary design.

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            Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.'s Securities and Exchange Commission filings available at http://www.sec.gov.

            Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG") provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from Electro Energy, CFSG may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so.